AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 13, 2023

1933 Act Registration File No. 333-268557

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 1	☒

(Check appropriate box or boxes)

EA Series Trust
(Exact Name of Registrant as Specified in Charter)

19 East Eagle Road

Havertown, Pennsylvania 19083

(Address of Principal Executive Offices)

(215) 882-9983

(Registrant’s Area Code and Telephone Number)

John R. Vogel

19 East Eagle Road

Havertown, Pennsylvania 19083

(Name and Address of Agent for Service)

Copy to:

Karen Aspinall, Esq.

Practus, LLP

11300 Tomahawk Creek Parkway, Suite 310

Leawood, Kansas 66211

Approximate Date of Proposed Public Offering: As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.

Title of Securities Being Registered: Shares of beneficial interest, with no par value, of the Alpha Architect Tail Risk ETF.

No filing fee is due because Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the EA Series Trust (the “Trust”) Registration Statement on Form N-14 (File No. 333-268557) incorporates Parts A and B from the Trust’s Registration Statement on Form N-14 filed with the Securities and Exchange Commission on November 23, 2022 (SEC Accession No 0001829126-22-019488). This Post-Effective Amendment No. 1 is being filed for the purpose of adding exhibits to the Part C of the Registration Statement.

PART C: OTHER INFORMATION

Item 15. Indemnification

Under the terms of the Delaware Statutory Trust Act (“DSTA”) and the Registrant’s Agreement and Declaration of Trust (“Declaration of Trust”), no officer or trustee of the Registrant shall have any liability to the Registrant, its shareholders, or any other party for damages, except to the extent such limitation of liability is precluded by Delaware law, the Declaration of Trust or the By-Laws of the Registrant.

Subject to the standards and restrictions set forth in the Declaration of Trust, DSTA, Section 3817, permits a statutory trust to indemnify and hold harmless any trustee, beneficial owner or other person from and against any and all claims and demands whatsoever. DSTA, Section 3803 protects trustees, officers, managers and other employees, when acting in such capacity, from liability to any person other than the Registrant or beneficial owner for any act, omission or obligation of the Registrant or any trustee thereof, except as otherwise provided in the Declaration of Trust.

The Declaration of Trust provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the DSTA, these Agents (as defined in the Declaration of Trust) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party or is threatened to be made a party to any Proceeding (as defined in the Declaration of Trust) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration of Trust), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person’s conduct was unlawful. There shall nonetheless be no indemnification for a person’s own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Registrant may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits:

(1)	Copies of the charter of the Registrant as now in effect.

(a)	Agreement and Declaration of Trust of EA Series Trust (the “Registrant”), previously filed as Exhibit 99.a.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(b)	Restated Certificate of Trust of Alpha Architect ETF Trust, as filed with the office of the Secretary of State of Delaware on April 21, 2022, previously filed as Exhibit 99.a.4 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is hereby incorporated by reference.

(2)	Copies of the existing bylaws or corresponding instruments of the Registrant.

	(a)	By-laws of the Registrant, previously filed as Exhibit 99.b.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(3)	Copies of any voting trust agreement affecting more than 5 percent of any class of equity securities of the Registrant.

	(a)	Not Applicable

(4)	Copies of the agreement of acquisition, reorganization, merger, liquidation and any amendments to it.

	(a)	Agreement and Plan of Reorganization – filed herewith.

(5)	Copies of all instruments defining the rights of holders of the securities being registered, including copies, where applicable, of the relevant portion of the articles of incorporation or by-laws of the registrant.

(a)	Agreement and Declaration of Trust

(i)	Article III: Shares

(ii)	Article V: Shareholders’ Voting Powers and Meetings

(iii)	Article VI: Net Asset Value; Distributions; Redemptions; Transfers

(iv)	Article VIII: Certain Transactions, Section 4

(v)	Article X: Miscellaneous, Section 4

(b)	By-Laws

(i)	Article II: Meetings of Shareholders

(ii)	Article VI: Records and Reports, Sections 1, 2, and 3

(iii)	Article VII: General Matters, Sections 3, 4, 6, and 7

(iv)	Article VIII: Amendments, Section 1

(6)	Copies of all investment advisory contracts relating to the management of the assets of the registrant.

(a)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (October 17, 2014), with respect to ValueShares U.S. Quantitative Value ETF, ValueShares International Quantitative Value ETF, MomentumShares U.S. Quantitative Momentum ETF and MomentumShares International Quantitative Momentum ETF, previously filed as Exhibit 99.d.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Second Amendment to the Investment Advisory Agreement (February 8, 2019), previously filed as Exhibit 99.d.1.i with Post-Effective Amendment No. 14 to the Registrant’s registration statement on February 20, 2019, is hereby incorporated by reference.

(b)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (February 6, 2017), with respect to Alpha Architect Value Momentum Trend ETF, previously filed as Exhibit 99.d.1.i with Post-Effective Amendment No. 8 to the Registrant’s registration statement on April 26, 2017, is hereby incorporated by reference.

(i)	Amendment to Investment Advisory Agreement between the Registrant and Empowered Funds, LLC (February 6, 2017), with respect to Alpha Architect Value Momentum Trend ETF, Alpha Architect U.S. Quantitative Value ETF, Alpha Architect International Quantitative Value ETF, Alpha Architect U.S. Quantitative Momentum ETF and the Alpha Architect International Quantitative Momentum ETF previously filed as Exhibit 99.d.2.i with Post-Effective Amendment No. 212 to the Registrant’s registration statement on January 30, 2023, is hereby incorporated by reference.

(c)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.d.3 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(d)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Merlyn.AI Bull-Rider Bear-Fighter ETF and Merlyn.AI Tactical Growth and Income ETF – previously filed as Exhibit 99.d.4 with Post-Effective Amendment No. 25 to the Registrant’s registration statement on January 28, 2020, is hereby incorporated by reference.

(e)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.d.5 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(f)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Gadsden, LLC with respect to Gadsden Dynamic Multi-Asset ETF, previously filed as Exhibit 99.d.6 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(g)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.d.7 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(h)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Upholdings Group LLC with respect to the UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.d.8 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(i)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, previously filed as Exhibit 99.d.9 with Post-Effective Amendment No. 46 to the Registrant’s registration statement on December 23, 2020, is hereby incorporated by reference.

(j)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Freedom Day Dividend ETF, previously filed as Exhibit 99.d.10 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(k)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Freedom Day Solutions, LLC with respect to the Freedom Day Dividend ETF, previously filed as Exhibit 99.d.11 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on May 3, 2021, is hereby incorporated by reference.

(l)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Sparkline Intangible Value ETF, previously filed as Exhibit 99.d.14 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(m)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Sparkline Capital LP with respect to the Sparkline Intangible Value ETF, previously filed as Exhibit 99.d.15 with Post-Effective Amendment No. 67 to the Registrant’s registration statement on June 23, 2021, is hereby incorporated by reference.

(n)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF, previously filed as Exhibit 99.d.16 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(o)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and New Gen Minting, LLC with respect to the Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF, previously filed as Exhibit 99.d.17 with Post-Effective Amendment No. 77 to the Registrant’s registration statement on July 20, 2021, is hereby incorporated by reference.

(p)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Discipline Fund ETF, previously filed as Exhibit 99.d.20 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(q)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Orcam Financial Group, LLC with respect to the Discipline Fund ETF, previously filed as Exhibit 99.d.21 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(r)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Guru Favorite Stocks ETF, previously filed as Exhibit 99.d.22 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(s)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and GuruFocus Investments, LLC with respect to the Guru Favorite Stocks ETF, previously filed as Exhibit 99.d.23 with Post-Effective Amendment No. 99 to the Registrant’s registration statement on December 14, 2021, is hereby incorporated by reference.

(t)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Generation Z ETF, previously filed as Exhibit 99.d.24 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(u)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Alkali Fintech LLC with respect to the Generation Z ETF, previously filed as Exhibit 99.d.25 with Post-Effective Amendment No. 98 to the Registrant’s registration statement on December 13, 2021, is hereby incorporated by reference.

(v)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the ROC ETF, previously filed as Exhibit 99.d.28 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(w)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and ROC Investments, LLC with respect to the ROC ETF, previously filed as Exhibit 99.d.28 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(x)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Relative Sentiment Tactical Allocation ETF previously filed as Exhibit 99.d.32 with Post-Effective Amendment No. 115 to the Registrant’s registration statement on April 1, 2022, is hereby incorporated by reference.

(y)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Relative Sentiment Technologies, LLC with respect to the Relative Sentiment Tactical Allocation ETF, previously filed as Exhibit 99.d.33 with Post-Effective Amendment No. 115 to the Registrant’s registration statement on April 1, 2022, is hereby incorporated by reference.

(z)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the AOT Growth and Innovation ETF, previously filed as Exhibit 99.d.36 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(aa)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and AOT Invest LLC with respect to the AOT Growth and Innovation ETF, previously filed as Exhibit 99.d.37 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(bb)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.d.40 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(i) Amendment No. 1 to Schedule A to the Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the EA Bridgeway Omni Small-Cap Value ETF - previously filed as Exhibit 99.d.40(i) with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(cc)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Bridgeway Capital Management, LLC, with respect to the EA Bridgeway Blue Chip ETF, previously filed as Exhibit 99.d.41 with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(i) Amendment No. 1 to Schedule A to the Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Bridgeway Capital Management, LLC, with respect to the EA Bridgeway Omni Small-Cap Value ETF– previously filed as Exhibit 99.d.41(i) with Post-Effective Amendment No. 199 to the Registrant’s registration statement on December 19, 2022, is hereby incorporated by reference.

(dd)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Strive U.S. Energy ETF, previously filed as Exhibit 99.d.42 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

	(i)	Amendment No. 1 to Schedule A to the Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive 500 ETF, previously filed as Exhibit 99.d(42)(i) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

	(ii)	Second Amendment to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive U.S. Semiconductor ETF and Strive U.S. Technology ETF, previously filed as Exhibit 99.d(42)(ii) with Post-Effective Amendment No. 179 to the Registrant’s registration statement on October 3, 2022, is hereby incorporated by reference.

	(iii)	Amendment No. 3 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.d(42)(iii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

	(iv)	Form of Amendment No. 4 to Investment Advisory Agreement between Registrant and Empowered Funds, LLC, with respect to the Strive Emerging Markets Ex-China ETF, previously filed as Exhibit 99.d(42)(iv) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(ee)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive U.S. Energy ETF, Strive U.S. Semiconductor ETF, Strive U.S. Technology ETF and Strive Emerging Ex-China ETF, previously filed as Exhibit 99.d.43 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(i)	Amendment No. 1 to Schedule A to the Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive 500 ETF, previously filed as Exhibit 99.d(43)(i) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(ii)	Amendment No. 2 to Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Strive Asset Management, LLC, with respect to the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, and Strive 1000 Dividend Growth ETF, previously filed as Exhibit 99.d(43)(ii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ff)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Altrius Global Dividend ETF, previously filed as Exhibit 99.d.44 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(gg)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Altrius Capital Management, Inc., with respect to the Altrius Global Dividend ETF, previously filed as Exhibit 99.d.45 with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(hh)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Burney U.S. Factor Rotation ETF, previously filed as Exhibit 99.d.48 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(ii)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, and The Burney Company, with respect to the Burney U.S. Factor Rotation ETF, previously filed as Exhibit 99.d.49 with Post-Effective Amendment No. 180 to the Registrant’s registration statement on October 7, 2022, is hereby incorporated by reference.

(jj)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.d.50 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(kk)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Alpha Architect, LLC with respect to the Alpha Architect High Inflation and Deflation ETF, previously filed as Exhibit 99.d.51 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(ll)	Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to Alpha Architect Tail Risk ETF and Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.d52 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(mm)	Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC and Arin Risk Advisors, LLC with respect to the Alpha Architect Tail Risk ETF and Alpha Architect 1-3 Month Box ETF previously filed as Exhibit 99.d53 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(nn)

Investment Advisory Agreement between the Registrant and Empowered Funds, LLC, with respect to the Argent Mid Cap ETF, previously filed as Exhibit 99.d.34 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(oo)

Investment Sub-Advisory Agreement among the Registrant, Empowered Funds, LLC, and Argent Capital Management LLC with respect to the Argent Mid Cap ETF, previously filed as Exhibit 99.d.35 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

(7)	Copies of each underwriting or distribution contract between the Registrant and a principal underwriter, and specimens or copies of all agreements between principal underwriters and dealers.

(a)	Distribution Agreement between the Registrant and Quasar Distributors, LLC –, previously filed as Exhibit 99.e.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Novation Agreement for Quasar Distributors, LLC, previously filed as Exhibit 99.e(1)(i) with Post-Effective Amendment No. 30 to the Registrant’s registration statement on July 22, 2020, is hereby incorporated by reference.

(ii)	Novation Agreement for Quasar Distributors, LLC, previously filed as Exhibit 99.e(1)(ii) with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(iii)	Third Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(iii) with Post-Effective Amendment No. 102 to the Registration statement on January 19, 2022, is incorporated by reference.

(iv)	Fourth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(iv) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is incorporated by reference.

(v)	Fifth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(v) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(vi)	Sixth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(vi) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(vii)	Seventh Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(vii) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(viii)	Eighth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(viii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(ix)	Form of Ninth Amendment to the Distribution Agreement, previously filed as Exhibit 99.e(1)(ix) with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(b)	Form of Authorized Participant Agreement, previously filed as Exhibit 99.e.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(8)	Copies of all bonus, profit sharing, pension or other similar contracts or arrangements wholly or partly for the benefit of directors or officers of the Registrant in their capacity as such. Furnish a reasonably detailed description of any plan that is not set forth in a formal document.

Not Applicable.

(9)	Copies of all custodian agreements and depository contracts under Section 17(f) of the Investment Company Act [15 U.S.C. 80a-17(f)], for securities and similar investments of the Registrant, including the schedule of remuneration.

(a)	Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. National Bank National Association, previously filed as Exhibit 99.g(1)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. National Bank National Association, previously filed as Exhibit 99.g(1)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. National Bank National Association, previously filed as Exhibit 99.g(1)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g.(1)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(1)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit B to the Custody Agreement between the Registrant and U.S. Bank National Association, previously filed as Exhibit 99.g(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 9, 2023.

(10)	Copies of any plan entered into by registrant pursuant to Rule l2b-1 under the Investment Company Act [17 CFR 270.12b-1] and any agreements with any person relating to implementation of the plan, and copies of any plan entered into by Registrant pursuant to Rule 18f-3 under the Investment Company Act [17 CFR 270.18f-3], any agreement with any person relating to implementation of the plan, any amendment to the plan, and a copy of the portion of the minutes of the meeting of the Registrant’s directors describing any action taken to revoke the plan.

(a)	12b-1 Plans

	(i)	Distribution Plan pursuant to Rule 12b-1, previously filed as Exhibit 99.m.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

	(ii)	Form of Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.2 with Post-Effective Amendment No. 102 to the Registrant’s registration statement on January 19, 2022, is hereby incorporated by reference.

	(iii)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.3 with Post-Effective Amendment No. 111 to the Registrant’s registration statement on March 18, 2022, is hereby incorporated by reference.

(iv)	Amended and Restated Schedule I to Distribution Plan previously filed as Exhibit 99.m.4 with Post-Effective Amendment No. 120 to the Registrant’s registration statement on May 13, 2022, is incorporated by reference.

(v)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.5 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(vi)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.6 with Post-Effective Amendment No. 153 to the Registrant’s registration statement on August 15, 2022, is hereby incorporated by reference.

	(vii)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.7 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

	(viii)	Amended and Restated Schedule I to Distribution Plan, previously filed as Exhibit 99.m.8 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

	(ix)	Amended and Restated Schedule I to Distribution Plan previously filed as Exhibit 99.m.9 with Post-Effective Amendment No. 205 to the Registrant’s registration statement on January 9, 2023, is hereby incorporated by reference.

(b)	Rule 18f-3 Plans – Not Applicable

(11)	An opinion and consent of counsel as to the legality of the securities being registered, indicating whether they will, when sold, be legally issued, fully paid and non-assessable.

	(a)	Opinion and consent of counsel as to the legality of the securities being registered, previously filed as Exhibit 99.11.a in the Registrant’s registration statement on Form N-14, on November 23, 2022, is hereby incorporated by reference.

(12)	An opinion and consent to their use, of counsel or, in lieu of an opinion, a copy of the revenue ruling from the Internal Revenue Service, supporting the tax matters and consequences to shareholders discussed in the prospectus.

	(a)	Tax Opinion of Practus, LLP –Filed herewith.

(13)	Copies of all material contracts of the Registrant not made in the ordinary course of business which are to be performed in whole or in part on or after the date of filing the registration statement.

	(a)	Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(ii) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp., previously filed as Exhibit 99.h(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp., previously filed as Exhibit 99.h(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp., previously filed as Exhibit 99.h(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit B to the Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp, previously filed as Exhibit 99.h(1)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 9, 2023, is hereby incorporated by reference.

(b)	Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(1)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(vi) with Post-Effective Amendment No. 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Administration Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(2)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March, 9, 2023, is hereby incorporated by reference.

(c)	Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h.3 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(i)	Seventeenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(i) with Post-Effective Amendment No. 111 to the Registration statement on March 18, 2022, is incorporated by reference.

(ii)	Eighteenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(ii) with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(iii)	Nineteenth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(iii) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(iv)	Twentieth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(iv) with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(v)	Twenty-first Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(v) with Post-Effective Amendment No. 151 to the Registrant’s registration statement on August 11, 2022, is hereby incorporated by reference.

(vi)	Twenty-second Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(vi) with Post-Effective Amendment No, 165 to the Registrant’s registration statement on September 7, 2022, is hereby incorporated by reference.

(vii)	Twenty-third Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(vii) with Post-Effective Amendment No. 174 to the Registrant’s registration statement on September 26, 2022, is hereby incorporated by reference.

(viii)	Twenty-fourth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(viii) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

	(ix)	Twenty-fifth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(ix) with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

	(x)	Twenty-sixth Amendment and Amended Exhibit A to the Fund Accounting Servicing Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, previously filed as Exhibit 99.h(3)(x) with Post-Effective Amendment No. 220 to the Registrant’s registration statement on March 9, 2023, is hereby incorporated by reference.

(d)

Fourth Amended and Restated Fee Waiver Agreement between the Registrant, on behalf of Alpha Architect Value Momentum Trend ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.4 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(e)	Index License Agreement between Life + Liberty Indexes and Empowered Funds, LLC, previously filed as Exhibit 99.h.5 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(f)	Sublicense Agreement between Empowered Funds, LLC and the Registrant related to the Freedom 100 Emerging Markets ETF, previously filed as Exhibit 99.h.6 with Post-Effective Amendment No. 17 to the Registrant’s registration statement on May 17, 2019, is hereby incorporated by reference.

(g)	Amended and Restated Index License Agreement between Merlyn.AI Corporation and Empowered Funds, LLC, previously filed as Exhibit 99.h.7 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(h)	Amended and Restated Sublicense Agreement between Empowered Funds, LLC and the Registrant related to MAI Bull-Rider Bear-Fighter Index, MAI Tactical Growth and Income Index, MAI Best-of-Breed Core Momentum Index, MAI SectorSurfer Momentum Index, previously filed as Exhibit 99.h.8 with Post-Effective Amendment No. 41 to the Registrant’s registration statement on November 23, 2020, is hereby incorporated by reference.

(i)	Fee Waiver Agreement between the Registrant, for Merlyn.AI Best-of-Breed Core Momentum ETF and Merlyn.AI SectorSurfer Momentum ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.10 with Post-Effective Amendment No. 95 to the Registrant’s registration statement on December 1, 2021, is hereby incorporated by reference.

(j)	Amended and Restated License Agreement among the Registrant, Empowered Funds, LLC, and Upholdings Group, LLC for UPHOLDINGS Compound Kings ETF, previously filed as Exhibit 99.h.11 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(k)	Agreement and Plan of Reorganization between, inter alia, the Registrant, on behalf of its series, the UPHOLDINGS Compound Kings ETF and Upholdings Funds LLC, on behalf of its series, the Flagship Fund, previously filed as Exhibit 99.h.12 with Post-Effective Amendment No. 50 to the Registrant’s registration statement on January 25, 2021, is hereby incorporated by reference.

(l)	Fee Waiver Agreement between the Registrant, for Discipline Fund ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.13 with Post-Effective Amendment No. 86 to the Registrant’s registration statement on September 15, 2021, is hereby incorporated by reference.

(m)	Fee Waiver Agreement between the Registrant, for the UPHOLDINGS Compound Kings ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.14 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(n)	Fee Waiver Agreement between the Registrant, for AOT Growth and Innovation ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.15 with Post-Effective Amendment No. 134 to the Registrant’s registration statement on June 22, 2022, is hereby incorporated by reference.

(o)	Index Licensing Agreement between Empowered Funds, LLC and Solactive AG on behalf of the Strive U.S. Energy ETF, previously filed as Exhibit 99.h.18 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(p)	Index Licensing Agreement between Strive Asset Management, LLC and Solactive AG related to the Strive U.S. Energy ETF, previously filed as Exhibit 99.h.19 with Post-Effective Amendment No. 146 to the Registrant’s registration statement on August 4, 2022, is hereby incorporated by reference.

(q)	Fee Waiver Agreement between Registrant, for the Alpha Architect High Inflation and Deflation ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.20 with Post-Effective Amendment No. 192 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(r)	Master Index Services License Agreement between Empowered Funds, LLC and Bloomberg Index Services Limited on behalf of the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, Strive 1000 Dividend Growth ETF and Strive FAANG 2.0 ETF, previously filed as Exhibit 99.h.21 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(s)	Master Index Services License Agreement between Strive Asset Management, LLC and Bloomberg Index Services Limited on behalf of the Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 2000 ETF, Strive 1000 Dividend Growth ETF and Strive FAANG 2.0 ETF, previously filed as Exhibit 99.h.22 with Post-Effective Amendment No. 188 to the Registrant’s registration statement on November 4, 2022, is hereby incorporated by reference.

(t)	Fee Waiver Agreement between Registrant, for the Alpha Architect Tail Risk ETF, and Empowered Funds, LLC– previously filed as Exhibit 99.h.23 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(u)	Fee Waiver Agreement between Registrant, for the Alpha Architect 1-3 Month Box ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.24 with Post-Effective Amendment No. 193 to the Registrant’s registration statement on November 15, 2022, is hereby incorporated by reference.

(v)	Fee Waiver Agreement between Registrant, for the Alpha Architect Value Momentum Trend ETF, and Empowered Funds, LLC, previously filed as Exhibit 99.h.25 with Post-Effective Amendment No. 212 to the Registrant’s registration statement on January 30, 2023, is hereby incorporated by reference.

(14)	Copies of any other opinions, appraisals or rulings, and consents to their use relied on in preparing the registration statement and required by Section 7 of the 1933 Act [15 U.S.C. 77g].

	(a)	Consent of Cohen & Company, Ltd, Independent Registered Public Accounting Firm for the Alpha Architect Tail Risk ETF, a series of the EA Series Trust, previously filed as Exhibit 99.14.a to the Registrant’s registration statement on Form N-14 on November 23, 2022, is hereby incorporated by reference.

	(b)	Consent of BBD, LLP, Independent Registered Public Accounting Firm for the Arin Large Cap Theta Fund, a series of the Starboard Investment Trust, previously filed as Exhibit 99.14.b to the Registrant’s registration statement on Form N-14 on November 23, 2022, is hereby incorporated by reference.

(15)	All financial statements omitted pursuant to Item 14.1.

Not Applicable.

(16)	Manually signed copies of any power of attorney pursuant to which the name of any person has been signed to the registration statement.

(a)	Powers of Attorney, previously filed as Exhibit 99.16.a to the Registrant’s registration statement on Form N-14 on November 23, 2022, is hereby incorporated by reference.

(17)	Code of Ethics.

(a)	Code of Ethics of the Registrant, previously filed as Exhibit 99.p.1 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(b)	Code of Ethics of Empowered Funds, LLC, previously filed as Exhibit 99.p.2 with Pre-Effective Amendment No. 2 to the Registrant’s registration statement on October 17, 2014, is hereby incorporated by reference.

(c)	Code of Ethics of Arin Risk Advisors LLC, previously filed as Exhibit 99.p.21 with Post-Effective Amendment No. 191 to the Registrant’s registration statement on November 10, 2022, is hereby incorporated by reference.

(d)	Form of Proxy Card, previously filed as Exhibit 99.17.d to the Registrant’s Registration Statement on Form N-14 on November 23, 2022, is hereby incorporated by reference.

Item 17. Undertakings

(1)	The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3)	The undersigned Registrant agrees to file by Post-Effective Amendment the executed opinion of counsel regarding the tax consequences of the proposed reorganization required by Item 16(12) of Form N-14 within a reasonable time after receipt of such opinions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement has been signed on behalf of the Registrant in the City of Havertown, Commonwealth of Pennsylvania, on this 13th day of March, 2023.

EA SERIES TRUST

*By:	/s/ John R. Vogel
John R. Vogel
Treasurer and Principal Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wesley R. Gray	Trustee and President	March 13, 2023
Wesley R. Gray*

/s/ John R. Vogel	Treasurer and Principal Financial Officer	March 13, 2023
John R. Vogel*

/s/ Patrick Cleary	Secretary	March 13, 2023
Patrick Cleary*

/s/ Daniel Dorn	Trustee	March 13, 2023
Daniel Dorn*

/s/ Michael Pagano	Trustee	March 13, 2023
Michael Pagano*

/s/ Emeka Oguh	Trustee	March 13, 2023
Emeka Oguh*

*By:	/s/ John R. Vogel
John R. Vogel
Attorney-in-Fact
*(Pursuant to Powers of Attorney previously filed)

Exhibit Index

Exhibit No.	Description
EX-99.4.a	Agreement and Plan of Reorganization
EX-99.12.a	Tax Opinion of Practus, LLP